                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[   ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

    Londal,                          Douglas             F.
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   (Last)                           (First)             (Middle)
    c/o Goldman, Sachs & Co.
    85 Broad Street
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                                    (Street)

    New York,                        NY                   10004
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

    Orion Power Holdings, Inc.
    (ORN)
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Statement for Month/Year

    November/2000
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



               -------------------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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

====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                                    |            |            |                                |              |6.       |          |
                                    |            |            | 4.                             |5.            |Owner-   |          |
                                    |            |            | Securities Acquired (A) or     |Amount of     |ship     |          |
                                    |            | 3.         | Disposed of (D)                |Securities    |Form:    |7.        |
                                    |2.          | Transaction| (Instr. 3, 4 and 5)            |Beneficially  |Direct   |Nature of |
                                    |Transaction | Code       | -------------------------------|Owned at End  |(D) or   |Indirect  |
1.                                  |Date        | (Instr. 8) |               | (A) |          |of Month      |Indirect |Beneficial|
Title of Security                   |(Month/Day/ | -----------|     Amount    | or  |  Price   |(Instr. 3     |(I)      |Ownership |
(Instr. 3)                          |Year)       |  Code  | V |               | (D) |          |and 4)        |(Instr.4)|(Instr. 4)|
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  11/14/00  |    P   |   |     47,900    | A   | $21.75   |              |    I    |   01     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  11/14/00  |    P   |   |      2,100    | A   | $21.625  |              |    I    |   01     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  11/14/00  |    S   |   |     50,000    | D   | $21.3878 |              |    I    |   01     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  11/14/00  |    P   |   |        750    | A   | $21.50   |              |    I    |   01     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  11/14/00  |    S   |   |        750    | D   | $21.4375 |              |    I    |   01     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  11/14/00  |    P   |   |     25,000    | A   | $21.25   |              |    I    |   01     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  11/14/00  |    S   |   |     25,000    | D   | $21.25   |              |    I    |   01     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  11/22/00  |    P   |   |     16,200    | A   | $16.875  |              |    I    |   01     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  11/22/00  |    P   |   |      2,300    | A   | $16.75   |              |    I    |   01     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  11/22/00  |    S   |   |     18,100    | D   | $16.375  |              |    I    |   01     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  11/22/00  |    S   |   |        400    | D   | $16.50   |              |    I    |   01     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  11/22/00  |    P   |   |        423    | A   | $16.50   |              |    I    |   01     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  11/22/00  |    P   |   |        244    | A   | $16.75   |              |    I    |   01     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  11/22/00  |    P   |   |        293    | A   | $16.6875 |              |    I    |   01     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  11/22/00  |    P   |   |         33    | A   | $16.4375 |              |    I    |   01     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  11/22/00  |    P   |   |          7    | A   | $16.5625 |              |    I    |   01     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  11/29/00  |    S   |   |        500    | D   | $19.75   |              |    I    |   01     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  11/30/00  |    P   |   |        500    | A   | $18.875  |   34,451,000 |    I    |   01     |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================

             |        |        |      |              |                 |                         |       |9.       |10.   |      |
             |        |        |      |              |                 |                         |       |Number   |Owner-|      |
             |        |        |      |              |                 |                         |       |of       |ship  |      |
             |2.      |        |      |              |                 |                         |       |Deriv-   |of    |      |
             |Conver- |        |      | 5.           |                 |7.                       |       |ative    |Deriv-|11.   |
             |sion    |        |      | Number of    |                 |Title and Amount         |       |Secur-   |ative |Nature|
             |or      |        |      | Derivative   |6.               |of Underlying            |8.     |ities    |Secur-|of    |
             |Exer-   |        |4.    | Securities   |Date             |Securities               |Price  |Bene-    |ity:  |In-   |
             |cise    |3.      |Trans-| Acquired (A) |Exercisable and  |(Instr. 3 and 4)         |of     |ficially |Direct|direct|
             |Price   |Trans-  |action| or Disposed  |Expiration Date  |-------------------------|Deriv- |Owned    |(D) or|Bene- |
1.           |of      |action  |Code  | of (D)       |(Month/Day/Year) |             |Amount     |ative  |at End   |In-   |ficial|
Title of     |Deriv-  |Date    |(Instr| (Instr. 3,   |-----------------|             |or         |Secur- |of       |direct|Owner-|
Derivative   |ative   |(Month/ |8)    | 4 and 5)     |Date    |Expira- |             |Number     |ity    |Month    |(I)   |ship  |
Security     |Secur-  |Day/    |------| ------------ |Exer-   |tion    |             |of         |(Instr.|(Instr.  |(Instr|(Instr|
(Instr. 3)   |ity     |Year)   |Code|V|  (A)  | (D)  |cisable |Date    |Title        |Shares     |5)     |4)       |4)    |4)    |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants to  |        |        |    | |       |      |        |        |             |           |       |           |      |      |
purchase     |        |        |    | |       |      |        |        |             |           |       |           |      |      |
Common Stock | $10.00 |        |    | |       |      | Immed. |11/19/08|Common Stock |   68,454.1|       |   68,454.1|  01  |  01  |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants to  |        |        |    | |       |      |        |        |             |           |       |           |      |      |
purchase     |        |        |    | |       |      |        |        |             |           |       |           |      |      |
Common Stock | $10.00 |        |    | |       |      | Immed. |12/23/08|Common Stock |  143,753.6|       |  143,753.6|  01  |  01  |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants to  |        |        |    | |       |      |        |        |             |           |       |           |      |      |
purchase     |        |        |    | |       |      |        |        |             |           |       |           |      |      |
Common Stock | $10.00 |        |    | |       |      | Immed. |12/31/08|Common Stock |      404.2|       |      404.2|  01  |  01  |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants to  |        |        |    | |       |      |        |        |             |           |       |           |      |      |
purchase     |        |        |    | |       |      |        |        |             |           |       |           |      |      |
Common Stock | $10.00 |        |    | |       |      | Immed. | 6/11/09|Common Stock |   28,832.9|       |   28,832.9|  01  |  01  |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants to  |        |        |    | |       |      |        |        |             |           |       |           |      |      |
purchase     |        |        |    | |       |      |        |        |             |           |       |           |      |      |
Common Stock | $10.00 |        |    | |       |      | Immed. | 7/27/09|Common Stock |2,925,316.5|       |2,925,316.5|  01  |  01  |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants to  |        |        |    | |       |      |        |        |             |           |       |           |      |      |
purchase     |        |        |    | |       |      |        |        |             |           |       |           |      |      |
Common Stock | $10.00 |        |    | |       |      | Immed. | 9/29/09|Common Stock |    115,424|       |    115,424|  01  |  01  |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants to  |        |        |    | |       |      |        |        |             |           |       |           |      |      |
purchase     |        |        |    | |       |      |        |        |             |           |       |           |      |      |
Common Stock | $15.50 |        |    | |       |      | Immed. | 11/5/09|Common Stock |  890,286.9|       |  890,286.9|  01  |  01  |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants to  |        |        |    | |       |      |        |        |             |           |       |           |      |      |
purchase     |        |        |    | |       |      |        |        |             |           |       |           |      |      |
Common Stock | $10.00 |        |    | |       |      | Immed. | 4/24/10|Common Stock |1,752,071.8|       |1,752,071.8|  01  |  01  |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants to  |        |        |    | |       |      |        |        |             |           |       |           |      |      |
purchase     |        |        |    | |       |      |        |        |             |           |       |           |      |      |
Common Stock | $15.50 |        |    | |       |      | Immed. | 4/26/10|Common Stock |    475,856|       |    475,856|  01  |  01  |
====================================================================================================================================

Explanation of Responses:

01: The Reporting Person is a managing director of Goldman, Sachs & Co. ("Goldman Sachs"). Goldman Sachs is an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. ("GS Group"). The Reporting Person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein, if any. Goldman Sachs owns beneficially and directly 1,000 shares of Common Stock. Goldman Sachs and GS Group Group may be deemed to own beneficially and indirectly in the aggregate 34,450,000 shares of Common Stock and warrants to purchase 6,400,400 shares of Common Stock through certain investment partnerships of which affiliates of Goldman Sachs and GS Group are the general partner, managing general partner or managing partner ("Limited Partnerships"). Goldman Sachs is the investment manager of certain of the Limited Partnerships.




By:  s/ Hans L. Reich                                        December 11, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
              Attorney-in-fact


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

                               Power of Attorney
                               -----------------


The undersigned does hereby appoint Hans L. Reich and Roger S. Begelman his true and lawful attorneys, and each of them his true and lawful attorney, with power to act without the other, and with full power of substitution and resubstitution, to execute for his and in his name any Initial Statement of Beneficial Ownership of Securities on Form 3, any Statement of Changes in Beneficial Ownership on Form 4 and any Annual Statement of Changes in Beneficial Ownership on Form 5, or any similar or successor form, which may be required to be filed by him with the Securities and Exchange Commission and any and all instruments necessary or incidental therewith, hereby granting unto said attorneys and each of them full power and authority to do and perform in the name and on behalf of the undersigned, and in any and all capacities, every act and thing whatsoever required or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and approving the act of said attorneys and each of them.

This power of attorney shall not be affected by the subsequent disability or incompetence of the principal. This power of attorney shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

In witness thereof the undersigned hereunto signed his name this 28th day of November, 2000




s/ Douglas F. Londal
-------------------------
Douglas F. Londal